Exhibit 99.3

Broad Street Realty, Inc.

Pro Forma Condensed Consolidated Financial Statements

(Unaudited)

On November 23, 2022, Broad Street Realty, Inc. (the “Company”) and its subsidiaries completed the acquisition of Midtown Row (“Midtown Row Acquisition”), a mixed-used property located in Williamsburg, Virginia comprised of 240 student housing units with 620 beds and a retail component consisting of 63,573 square feet of gross leasable area. As consideration for the Midtown Row Acquisition, the Company paid $118.7 million in cash and issued 448,180 Class A common units of limited partnership interest (“Common OP Units”) in Broad Street Operating Partnership, LP, the Company’s operating partnership (the “Operating Partnership”), and 1,842,917 Series A preferred units of limited partnership interest in the Operating Partnership (the "Preferred OP Units" and, together with the Common OP Units, the “OP Units”). The cash portion of the purchase price was funded with proceeds generated from a $76.0 million mortgage loan secured by the property, a $15.0 million mezzanine loan, $28.4 million from the Preferred Equity Investment (as defined below) and $0.5 million that was paid directly to the seller. Approximately $1.2 million of transaction costs were capitalized since the transaction was accounted for as an asset acquisition.

The Company also completed the merger (the “Lamar Station Plaza Merger”) pursuant to which it acquired Lamar Station Plaza, a retail shopping center located in Lakewood, Colorado with approximately 187,000 square feet of gross leasable area (“Lamar Station Plaza” and, together with Midtown Row, the "Acquired Properties"). As consideration for the Lamar Station Plaza Merger, the Company issued 573,529 of Common OP Units to prior investors in the property-owning entity that was party to the Lamar Station Plaza Merger and assumed the $15.5 million mortgage loan. In addition, total consideration for the property included the payoff of approximately $7.8 million of bonds and loans held by Lamont Street Partners, LLC (“Lamont Street”), a prior member of the property-owning entity, and approximately $0.3 million of transaction costs that were capitalized since the transaction was accounted for as an asset acquisition.

On November 22, 2022, the Company entered into a Preferred Equity Investment Agreement pursuant to which CF Flyer PE Investor LLC ("Fortress Member"), an affiliate of Fortress Investment Group LLC, invested $80.0 million (the "Preferred Equity Investment") in Broad Street Eagles JV LLC ("Eagles Sub-OP"), one of the Company's subsidiaries, in exchange for a preferred membership interest. The Fortress Member is entitled to monthly distributions, a portion of which is paid in cash (the "Current Preferred Return") and a portion that accrues on and is added to the Preferred Equity Investment each month ("Capitalized Preferred Return" and, together with the Current Preferred Return, the "Preferred Return"). The initial Preferred Return is 12% per annum, comprised of a 5% Current Preferred Return and a 7% Capitalized Preferred Return, provided that, until certain properties are contributed to the Eagles Sub-OP, the Capitalized Preferred Return is increased by 4.75%. The Capitalized Preferred Return increases each year by 1%. Commencing on November 22, 2027, the Preferred Return will be 19% per annum, all payable in cash, and will increase an additional 3% each year thereafter. The Company used some of the proceeds to redeem 100% of the preferred membership interests in the Basis Sub-OP held by a subsidiary of Basis Management Group, LLC for $8.5 million and to repay in full the Company's term loans and credit facility with MVB Bank, Inc.

In connection with the Preferred Equity Investment, the Company issued to CF Flyer Mezz Holdings, LLC warrants to purchase 2,560,000 shares of the Company's common stock at an exercise price of $0.01 per share (the "Fortress Warrants"). Also, in connection with the Lamar Station Plaza Merger, the Company issued to Lamont Street warrants to purchase 500,000 shares of the Company's common stock at an exercise price of $0.01 per share (the "Lamont Street Warrants").

The accompanying unaudited pro forma condensed consolidated financial statements primarily give effect to the following (collectively, the "Transactions"):

•
the Midtown Row Acquisition and the Lamar Station Plaza Merger;
•
the issuance of the Lamont Street Warrants;
•
the issuance of the Fortress Warrants;

•
the incurrence of $76.0 million of mortgage indebtedness and $15.0 million mezzanine loan in connection with the Midtown Row Acquisition; and
•
the incurrence and assumption of $15.5 million of mortgage indebtedness in connection with Lamar Station Plaza Merger; and
•
the Preferred Equity Investment.

The accompanying unaudited pro forma condensed consolidated balance sheet as of September 30, 2022, reflects the financial position of the Company as if the Transactions had been completed on September 30, 2022.

The accompanying unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2022, and the year ended December 31, 2021, present the results of operations of the Company as if the Transactions had been completed on January 1, 2021.

The unaudited pro forma condensed consolidated financial statements (including notes thereto) are qualified in their entirety by reference to and should be read in conjunction with (i) the unaudited financial statements of the Company as of and for the nine months ended September 30, 2022, included in its Quarterly Report on Form 10-Q for the nine months ended September 30, 2022, (ii) the audited financial statements of the Company as of and for the year ended December 31, 2021, included in its Annual Report on Form 10-K for the year ended December 31, 2021, and (iii) the statements of revenues and certain operating expenses of each of the Acquired Properties included as Exhibit 99.1 and Exhibit 99.2 to the Company’s Current Report on Form 8-K/A to which these unaudited pro forma condensed consolidated financial statements are also filed as an exhibit.

The pro forma adjustments reflected in the unaudited pro forma condensed consolidated financial statements are based upon currently available information and certain assumptions and estimates; therefore, the actual effects of the Transactions will differ from the pro forma adjustments. However, the Company's management considers the applied estimates and assumptions to provide a reasonable basis for the presentation of the expected accounting impact for the Transactions.

The accompanying unaudited pro forma condensed consolidated financial statements are subject to a number of estimates, assumptions, and other uncertainties, and do not purport to be indicative of the actual results of operations that would have occurred had the Transactions occurred on the dates specified, nor do such financial statements purport to be indicative of the results of operations that may be achieved in the future. In addition, the unaudited pro forma condensed consolidated financial statements include pro forma allocations of the purchase price of the Acquired Properties discussed in the accompanying notes based upon preliminary estimates of the fair value of the assets acquired and liabilities assumed in connection with the acquisitions and are subject to change.

While the Company has given pro forma effect of the Transactions to the condensed consolidated financial statements, as of the date of this filing, the Company’s accounting analysis for the Preferred Equity Investment, warrants, mortgage indebtedness, earnings per share and noncontrolling interest are not complete and therefore is subject to change.

Broad Street Realty, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

September 30, 2022

(dollars in thousands)

	Broad Street Realty, Inc. Historical	Acquisition of Midtown Row		Acquisition of Lamar Station Plaza		Preferred Equity Investment	Other Pro Forma Adjustments		Company Pro Forma
	A	B		B		C
Assets
Real estate properties
Land	$49,413	$7,817		$9,057		$1,048	$—		$67,335
Buildings and improvements	174,341	110,216		11,246		1,331	—		297,134
Intangible lease assets	35,289	2,687		3,689		—	—		41,665
Construction in progress	2,751	—		—		—	—		2,751
Less accumulated depreciation and amortization	(36,605)	—		—		—	—		(36,605)
Total real estate properties, net	225,189	120,720		23,992		2,379	—		372,280

Cash and cash equivalents	1,559	67		120		51,767	(37,730)	D	15,783
Restricted cash	5,197	500		823		(10)	—		6,510
Accounts receivable, net of allowances	1,424	-		1,619		—	(213)	E	2,830
Other assets, net	10,200	2,004		1,789		—	1,545		15,538
Total Assets	$243,569	$123,291		$28,343		$54,136	$(36,398)		$412,941

Liabilities, Temporary Equity and Permanent Equity
Liabilities
Mortgage and other indebtedness, net	$179,136	$89,750	F	$15,407	F	$(18,039)	$—		$266,254
Accounts payable and accrued liabilities	13,427	68		3,011		(1,792)	—		14,714
Unamortized intangible lease liabilities, net	1,645	114		101		—	—		1,860
Deferred tax liabilities	6,513	—		—		—	—		6,513
Payables due to related parties	997	—		37		—	—		1,034
Deferred revenue	694	369		55		—	—		1,118
Total liabilities	202,412	90,301		18,611		(19,831)	—		291,493

Commitments and Contingencies

Temporary Equity
Preferred Equity Investment	$—	$—		$—		$71,961	$—		$71,961

Permanent Equity
Preferred stock, $0.01 par value, 1,000,000 shares authorized: Series A preferred stock, 20,000 shares authorized, 500 shares issued and outstanding at September 30, 2022	—	—		—		—	—		—
Common stock, $0.01 par value, 50,000,000 shares authorized, 32,270,452 shares issued and outstanding at September 30, 2022	323	—		—		—	—		323
Additional paid in capital	71,877	28,426		8,150		2,006	(36,185)	D	74,274
Accumulated deficit	(27,354)	(18)		—		—	(197)	E	(27,569)
Total Broad Street Realty, Inc. stockholders' equity	44,846	28,408		8,150		2,006	(36,382)		47,028
Noncontrolling interest	(3,689)	4,582	G	1,582	G	-	(16)	E	2,459
Total permanent equity	41,157	32,990		9,732		2,006	(36,398)		49,487
Total Liabilities, Temporary Equity and Permanent Equity	$243,569	$123,291		$28,343		$54,136	$(36,398)		$412,941

Broad Street Realty, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the nine months ended September 30, 2022

(dollars in thousands, except per share amounts)

	Broad Street Realty, Inc. Historical	Revenues and Certain Direct Operating Expenses of Midtown Row	Revenues and Certain Direct Operating Expenses of Lamar Station Plaza	Historical Combined	Preferred Equity Investment		Other Pro Forma Adjustments		Company Pro Forma
Revenues	AA	BB	BB
Rental income	$21,034	$5,619	$1,469	$28,122	$—		$(42)	CC	$28,080
Commissions	2,142	—	—	2,142	—		(148)	DD	1,994
Management fees and other income	450	—	—	450	—		(110)	DD	340
Total revenues	23,626	5,619	1,469	30,714	—		(300)		30,414

Operating expenses
Cost of services	1,588	—	—	1,588	—		—		1,588
Depreciation and amortization	12,240	—	—	12,240	—		5,163	CC	17,403
Property operating	5,924	2,609	883	9,416	—		(217)	DD	9,199
Bad debt expense	47	—	—	47	—		—		47
General and administrative	10,150	—	—	10,150	—		41	DD	10,191
Total operating expenses	29,949	2,609	883	33,441	—		4,987		38,428
Operating (loss) income	(6,323)	3,010	586	(2,727)	—		(5,287)		(8,014)

Other income (expense)
Interest and other income	26			26	—		—		26
Derivative fair value adjustment	3,819	—	—	3,819	—		—		3,819
Interest expense	(8,346)	—	—	(8,346)	—		(5,922)	EE	(14,268)
Other expense	(15)	—	—	(15)	—		—		(15)
Total other expense	(4,516)	—	—	(4,516)	—		(5,922)		(10,438)

Income tax benefit	2,309	—	—	2,309	—		1,935	FF	4,244
Net (loss) income	(8,530)	3,010	586	(4,934)	—		(9,274)		(14,208)
Less: Preferred equity return on Preferred Equity Investment	—	—	—	—	(3,439)	GG	—		(3,439)
Less: Deferred preferred equity return on Preferred Equity Investment	—	—	—	—	(5,502)	GG	—		(5,502)
Less: Dividends on Preferred OP Units	—	—	—	—	—		(154)	HH	(154)
Less: Deferred dividends on Preferred OP Units	—	—	—	—	—		(247)	HH	(247)
Plus: Net loss attributable to noncontrolling interests	719	—	—	719	—		1,993	II	2,712
Net (loss) income attributable to common stockholders	$(7,811)	$3,010	$586	$(4,215)	$(8,941)		$(7,682)		$(20,838)

Weighted average shares outstanding- basic and diluted	32,030,500								32,030,500

Net loss attributable to common stockholders per share	$(0.24)								$(0.65)	JJ

Broad Street Realty, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the year ended December 31, 2021

(dollars in thousands, except per share amounts)

	Broad Street Realty, Inc. Historical	Revenues and Certain Direct Operating Expenses of Midtown Row	Revenues and Certain Direct Operating Expenses of Lamar Station Plaza	Historical Combined	Preferred Equity Investment		Other Pro Forma Adjustments		Company Pro Forma
	AA	BB	BB
Revenues
Rental income	$21,408	$3,358	$2,276	$27,042	$—		$(56)	CC	$26,986
Commissions	2,836	—	—	2,836	—		(282)	DD	2,554
Management and other fees	1,105	—	—	1,105	—		(414)	DD	691
Total revenues	25,349	3,358	2,276	30,983	—		(752)		30,231

Operating expenses
Cost of services	1,824	—	—	1,824	—		—		1,824
Depreciation and amortization	12,501	—	—	12,501	—		6,883	CC	19,384
Property operating	5,694	1,524	1,086	8,304	—		(154)	DD	8,150
Bad debt expense	34	—	—	34	—		—		34
General and administrative	11,360	—	—	11,360	—		39	DD	11,399
Total operating expenses	31,413	1,524	1,086	34,023	—		6,768		40,791
Operating (loss) income	(6,064)	1,834	1,190	(3,040)	—		(7,520)		(10,560)

Other income (expense)
Net interest and other income (expense)	(33)	—	—	(33)	—		—		(33)
Derivative fair value adjustment	353	—	—	353	—		—		353
Interest expense	(9,961)	—	—	(9,961)	—		(7,660)	EE	(17,621)
Gain on extinguishment of debt	1,528	—	—	1,528	—		-		1,528
Other expense	(100)	—	—	(100)	—		—		(100)
Total other expense	(8,213)	—	—	(8,213)	—		(7,660)		(15,873)

Income tax benefit	3,533	—	—	3,533	—		2,631	FF	6,164
Net (loss) income	(10,744)	1,834	1,190	(7,720)	—		(12,549)		(20,269)
Less: Preferred equity return on Preferred Equity Investment	—	—	—	—	(4,270)	GG	—		(4,270)
Less: Deferred preferred equity return on Preferred Equity Investment	—	—	—	—	(8,283)	GG	—		(8,283)
Less: Dividends on Preferred OP Units	—	—	—	—	—		(193)	HH	(193)
Less: Deferred dividends on Preferred OP Units	—	—	—	—	—		(270)	HH	(270)
Plus: Net loss attributable to noncontrolling interests	1,236	—	—	1,236	—		2,649	II	3,885
Net (loss) income attributable to common stockholders	$(9,508)	$1,834	$1,190	$(6,484)	$(12,553)		$(10,363)		$(29,400)

Weighted average shares outstanding- basic and diluted	26,928,510								26,928,510

Net loss attributable to common stockholders per share	$(0.35)								$(1.09)	JJ

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

Note 1 — Basis of Presentation

The unaudited pro forma condensed consolidated financial statements are derived from the historical consolidated financial statements of the Company and the historical statements of revenues and certain operating expenses of the Acquired Properties.

The unaudited pro forma condensed consolidated financial statements present the impact of the Transactions, as described in the introduction to the pro forma financial statements, on the Company’s financial position as of September 30, 2022 and results of operations for the nine months ended September 30, 2022 and year ended December 31, 2022.

Note 2 – Adjustments to the Unaudited Pro Forma Condensed Consolidated Balance Sheet

A. – Derived from the Company’s unaudited consolidated balance sheet as of September 30, 2022.

B. – Represents the pro forma adjustments for (i) the acquisition of the Acquired Properties in accordance with the applicable merger agreement for the Lamar Station Plaza Merger and the purchase agreement for the Midtown Row Acquisition; and (ii) the related origination of mortgage indebtedness and a mezzanine loan by one of its subsidiaries to fund the acquisitions. The Company accounted for the acquisitions of Midtown Row and Lamar Station Plaza as asset acquisitions in accordance with Accounting Standards Codification Topic 805, Business Combinations. Amounts incurred by the Company or its affiliates attributable to the acquisition of Midtown Row and Lamar Station Plaza will be capitalized. The Company allocated the purchase price, including acquisition costs, to the individual assets acquired and liabilities assumed on a preliminary relative fair value basis.

The following table provides additional information regarding the total consideration for the Acquired Properties:

(in thousands)
Cash paid to prior owners using Preferred Equity Investment proceeds	$28,426
Cash paid to prior owners	450
Value of Common OP Units issued	2,869
Value of Preferred OP Units issued	3,686
Prior owner debt paid off at closing using Preferred Equity Investment proceeds	7,759
Cash paid to prior owners using net proceeds from mortgage and mezzanine debt	89,750
Transaction costs	1,482
Cash acquired in acquisitions	(943)
Total Cost of Acquisitions	$133,479

The following table represents the preliminary estimated relative fair value of the assets acquired and liabilities assumed related to the acquisition of the Acquired Properties:

(in thousands)
Land	$16,874
Building	114,980
Building and site improvements	6,482
Intangible lease assets	6,376
Total real estate assets acquired	144,712
Other assets	7,524
Total assets acquired	152,236
Accounts payable and accrued expenses and deferred revenue	(3,076)
Intangible lease liabilities	(215)
Assumed mortgage and other indebtedness	(15,466)
Total liabilities assumed	(18,757)
Assets acquired net of liabilities assumed	$133,479

C. – Reflects the pro forma adjustments for the Preferred Equity Investment. The Company used proceeds from the Preferred Equity Investment to (i) fund $28.4 million of the Midtown Row Acquisition, (ii) payoff approximately

$18.9 million of existing debt including interest and fees, (iii) payoff approximately $7.8 million of bonds and loans held by Lamont Street and (iv) fund $2.1 million of the Colfax parcel acquisition relating to a purchase and sale agreement that the Company had entered into on September 29, 2022. The Company also used proceeds from the Preferred Equity Investment to pay off outstanding payables and other expenses. In addition, the Company issued the Fortress Warrants.

D. – Reflects the payments of $34.6 million related to the Acquired Properties. The Company used proceeds from the Preferred Equity Investment to (i) fund $28.4 million of the Midtown Row Acquisition and (ii) payoff approximately $7.8 million of bonds and loans held by Lamont Street. During October 2022, a subsidiary of the Company funded a $1.5 million deposit relating to the Midtown Row acquisition.

E. – Reflects the elimination of $0.2 million in accounts receivable related to management and other fees and commissions included in the Company’s historical balance sheet as of September 30, 2022, related to the Acquired Properties.

F. – Reflects the indebtedness originated or assumed by the Company in connection with its acquisition of the Acquired Properties.

The following table provides a summary of the Company’s pro forma indebtedness in connection with the Acquired Properties.

(in thousands)	Maturity Date	Interest Rate	Balance
Lamar Station Plaza Shopping Center Loan	December 4, 2023 (1)	1-month SOFR plus 2.75% (2)	$15,466
Unamortized deferred financing costs			(59)
Total debt assumed			$15,407

Midtown Row Mortgage Loan	December 1, 2027	6.48%	$76,000
Fortress Mezzanine Loan (net of discount of $411)	December 1, 2027	12.00% (3)	14,589
			$90,589
Unamortized deferred financing costs			(839)
Total debt issued to fund acquisitions			$89,750

Pro forma net debt			$105,157

(1) In December 2022, the Company refinanced this loan with an interest rate of 5.67% and matures on December 10, 2027.

(2) This floating rate loan was based on the one-month Secured Overnight Financing Rate (“SOFR”) of 3.55%, as of November 23, 2022.

(3) Pursuant to the loan agreement, a portion of the interest on this loan will be paid in cash (the “Current Interest”) and a portion of the interest will be capitalized and added to the principal amount of the loan each month (the “Capitalized Interest” and, together with the Current Interest, the “Mezzanine Loan Interest”). The initial Mezzanine Loan Interest rate is 12% per annum, comprised of a 5% Current Interest rate and a 7% Capitalized Interest rate. The Capitalized Interest rate increases each year by 1%.

G. – Reflects the issuance of 1,021,709 Common OP Units and 1,842,917 Preferred OP Units in connection with the Company’s acquisition of the Acquired Properties. The value of the Common OP Units and Preferred OP Units was $2.9 million and $3.7 million, respectively. The OP Units represent the noncontrolling interests of the limited partners in the Operating Partnership. The Company owns 85.3% of the Common OP Units.

Note 3 – Adjustments to the Unaudited Pro Forma Condensed Consolidated Statements of Operations

AA. – Derived from the Company’s consolidated statements of operations for the year ended December 31, 2021, and the nine months ended September 30, 2022 (unaudited).

BB. – Represents the historical revenues and certain direct operating expenses of the Acquired Properties derived from the statements of revenues and certain direct operating expenses included as Exhibits 99.1 and 99.2 to the Company’s Current Report on Form 8-K/A to which these unaudited pro forma condensed consolidated financial statements are also filed as an exhibit.

CC. – The Company made certain pro forma adjustments related to the historical revenues and expenses of the Acquired Properties for the nine months ended September 30, 2022, and the year ended December 31, 2021, in order to derive consolidated pro forma results of operations from continuing operations for the Company for the nine months ended September 30, 2022, and the year ended December 31, 2021, respectively. These pro forma adjustments include the following:

•
Amortization of certain above- and below-market lease intangibles recorded as part of the acquisitions of less than $0.1 million included as an adjustment to rental income for the nine months ended September 30, 2022, and the year ended December 31, 2021.
•
Depreciation and amortization expense based on the Company’s allocation of the purchase price to land, building, and lease intangibles as required by ASC 805. Depreciation and amortization are calculated on a straight-line basis using the estimated remaining life of the assets. The estimated remaining lives for the buildings acquired in connection with the Acquired Properties range from 12.5 to 49 years. The estimated remaining lives for the related site improvements range from 5 years to 14 years. A range of one year to 12 years was estimated for the other lease intangibles acquired. These estimates, allocations and valuations are subject to change; therefore, these adjustments may not be reflective of the actual depreciation and amortization expense to be recognized by the Company.

DD. – Represents the elimination of historical commissions, property management and other fees, and allocated wages paid by certain of the property-owning entities to the Company or affiliates of the Company for management of the Acquired Properties. The commissions, property management and other fees adjustments eliminate the revenue recorded by the Company and the expense recorded by the Acquired Properties. The allocated wages adjustment eliminates the reduction in expense recorded by the Company and the expense recorded by the Acquired Properties.

EE. – Represents the adjustment to interest expense to reflect (i) the incurrence of the debt described in Note 2(F) above, and (ii) amortization of deferred financing costs and debt discounts associated with such debt as if such debt was outstanding beginning on January 1, 2021. A 0.125% increase or decrease in interest rates on the Company's variable rate debt would result in a change in interest expense of less than $0.1 million for each of the nine months ended September 30, 2022, and the year ended December 31, 2021.

FF. – Reflects the income tax effect of the acquisitions of the Acquired Properties using a 21% estimated statutory tax rate.

GG. – Reflects a portion of the Current Preferred Return and a portion of the Capitalized Preferred Return. The initial Preferred Return is 12% per annum, comprised of a 5% Current Preferred Return and a 7% Capitalized Preferred Return. There is an additional 4.75% Capitalized Preferred Return until the Company contributes certain properties to the Eagles Sub-OP. The Capitalized Preferred Return increases each year by 1%.

HH. – Reflects a portion of the dividends on the Preferred OP Units that will be paid in cash (the “Current Preferred OP Unit Return”) and a portion of the dividends on the Preferred OP Units that will be capitalized and added to the noncontrolling investment each month (the “Capitalized Preferred OP Unit Return” and, together with the Current Preferred OP Unit Return, the “Preferred OP Unit Return”). The initial Preferred OP Unit Return is 12% per annum, comprised of a 5% Current Preferred OP Unit Return and a 7% Capitalized Preferred OP Unit Return. The Capitalized Preferred OP Unit Return increases each year by 1%.

II. – Represents the proportionate share of income (loss) attributable to noncontrolling interests of the Operating Partnership.

JJ. – Pro forma net loss attributable to common stockholders per share-basic is calculated based on the pro forma weighted average common shares outstanding for the nine months ended September 30, 2022 and for the year ended December 31, 2021. Net loss attributable to common stockholders per share-diluted is calculated by including the effect of dilutive securities. Potential dilution from (i) 500 common shares issuable upon conversion of shares of convertible preferred stock that were outstanding as of September 30, 2022, and December 31, 2021; (ii) 10,000 and 70,000 stock options that were outstanding as of September 30, 2022, and December 31, 2021, respectively; (iii) 190,591 and 237,621 restricted shares of common stock that were outstanding as of September 30, 2022, and December 31, 2021, respectively; (iv) 200,000 warrants that were outstanding as of September 30, 2022, and December 31, 2021; and (v) 3,060,000 warrants issued on November 23, 2022 (as described above) are excluded from the diluted shares calculation because the effect is antidilutive. The OP Units were excluded from the denominator because earnings were allocated to the noncontrolling interests in the calculation of the numerator.